Exhibit 99.1
SI-BONE, Inc. Reports Financial Results for the Second Quarter 2022

SANTA CLARA, Calif. August 8, 2022 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter ended June 30, 2022.

Recent Highlights
•Record worldwide revenue of $25.6 million for the second quarter 2022, representing approximately 15% increase over the corresponding period in 2021
•Record U.S. revenue of $23.8 million for the second quarter 2022, representing approximately 18% increase over the corresponding period in 2021
•Gross margin of 86% for the second quarter 2022
•Received FDA clearance for an expanded indication for iFuse-TORQ® which includes use of the device in pelvic fragility and insufficiency fractures
•Received FDA clearance for iFuse Bedrock GraniteTM, a breakthrough device targeting adult spinal deformity
•Received final decision from CMS confirming up to $9,828 in Medicare new technology add-on payment (NTAP) for eligible cases using iFuse Bedrock Granite, effective October 1, 2022
•Completed patient enrollment for SILVIA, a two-year prospective international multi-center randomized controlled trial of two different methods for pelvic fixation in adult patients
•Surpassed 70,000 procedures performed by over 2,800 surgeons worldwide
•CMS proposed rule for 2023 for primary MIS SI joint fusion indicating a 28% and 35% increase in ASC and hospital outpatient facility fees, respectively

“I am pleased with the accelerating growth in the U.S. which allowed us to deliver record revenue in the quarter with iFuse-3D and iFuse-TORQ as the two best products on the market for MIS SI joint fusion,” said Laura Francis, Chief Executive Officer of SI-BONE. “The recent launch of iFuse Bedrock Granite and the expanded trauma indication for iFuse-TORQ will complement our core market growth as we support our surgeons in improving patient outcomes across modalities. With the best-in-class portfolio of sacropelvic solutions, an industry-leading commercial infrastructure and a strong cash position, we have the organizational resources to capitalize on the healthy demand dynamics and deliver accelerating top line growth.”

Second Quarter 2022 Financial Results

Worldwide revenue was $25.6 million in the second quarter 2022, a 15% increase from $22.2 million in the corresponding period in 2021. U.S. revenue for the second quarter 2022 was $23.8 million, a 18% increase from $20.2 million in the corresponding period in 2021. International revenue for the second quarter 2022 was $1.8 million, a 8% decrease from $2.0 million in the corresponding period in 2021 predominantly driven by unfavorable foreign exchange.

Gross margin was 86% for the second quarter 2022, as compared to 89% in the corresponding period in 2021. Gross margin in the second quarter 2022 was impacted by lower average selling prices due to procedure and site of service mix, as well as an increase in cost of operations to support the growth of the business including costs related to new product launches.

Operating expenses increased 22% to $40.0 million in the second quarter 2022, as compared to $32.8 million in the corresponding period in 2021. The increase was driven by higher headcount, increase in sales commission and stock-based compensation, increase in travel and freight costs, and research and development investment.

Operating loss was $17.9 million in the second quarter 2022, as compared to an operating loss of $13.0 million in the corresponding period in 2021.

Net loss was $18.5 million, or $0.54 per diluted share for the second quarter 2022, as compared to a net loss of $14.0 million, or $0.42 per diluted share in the corresponding period in 2021.

Cash and marketable securities were $114.4 million and long-term borrowings were $35.1 million as of June 30, 2022.

2022 Financial Guidance

The Company continues to expect total 2022 revenue of approximately $106 million to $108 million, representing growth of 18% to 20% compared to full year 2021. The Company continues to expect gross margin to be in the mid-80 percent range for fiscal year 2022.

Webcast and Conference Call Information

SI-BONE will host a conference call to discuss the second quarter 2022 financial results after market close on Monday, August 8, 2022 at 4:30 P.M. Eastern Time. The conference call can be accessed live over the phone (888) 346-8835 for domestic callers or (412) 902-6646 for international callers. The webcast can be accessed at https://investor.si-bone.com.

About SI-BONE, Inc.

SI-BONE (NASDAQ: SIBN) is a global leader in technology for surgical treatment of musculoskeletal disorders of the sacropelvic anatomy. Since 2009, when SI-BONE introduced the iFuse Implant System for minimally invasive surgery of the SI joint, more than 2,800 surgeons have performed a combined total of more than 70,000 SI joint fusion procedures. A unique body of evidence, supporting the iFuse Implant System, including two randomized controlled trials and over 100 peer reviewed publications, has enabled multiple government and private insurance payors to establish near universal coverage of the SI joint fusion procedure. Supported by this proprietary reimbursement advantage, SI-BONE has actively leveraged its market leadership position in recent years to further clinical research, and evolve and commercialize novel surgical treatment solutions for SI-Joint pain, sacropelvic and pelvic fixation, and pelvic trauma. For more information or to join our team, please visit us at www.si-bone.com.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com.

SI-BONE and iFuse Implant System are registered trademarks of SI-BONE, Inc. ©2022 SI-BONE, Inc. All Rights Reserved.

Forward Looking Statements

The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectations of continued growth and financial outlook, contained in this press release are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include SI-BONE's ability to introduce and commercialize new products and indications, SI-BONE's ability to maintain favorable reimbursement for procedures using its products, the impact of future fluctuations in currency exchange rates on SI-BONE's revenues, SI-BONE's ability to manage risks to its supply chain and the future impact the COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using the iFuse Implant System. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact
Matt Bacso, CFA
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenue	$25,585	$22,194	$48,024	$42,636
Cost of goods sold	3,465	2,375	6,448	4,575
Gross profit	22,120	19,819	41,576	38,061
Operating expenses:
Sales and marketing	28,843	23,084	54,448	44,006
Research and development	3,478	3,149	7,058	6,104
General and administrative	7,680	6,551	14,819	12,491
Total operating expenses	40,001	32,784	76,325	62,601
Loss from operations	(17,881)	(12,965)	(34,749)	(24,540)
Interest and other income (expense), net:
Interest income	136	46	209	107
Interest expense	(622)	(1,075)	(1,183)	(2,139)
Other income (expense), net	(146)	13	(200)	349
Net loss	$(18,513)	$(13,981)	$(35,923)	$(26,223)

Net loss per share, basic and diluted	$(0.54)	$(0.42)	$(1.06)	$(0.80)
Weighted-average number of common shares used to compute basic and diluted net loss per share	34,052,692	32,978,914	33,923,229	32,836,040

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$24,319	$63,419
Short-term investments	90,095	83,560
Accounts receivable, net	15,118	14,246
Inventory	16,484	11,498
Prepaid expenses and other current assets	2,325	3,143
Total current assets	148,341	175,866
Property and equipment, net	12,810	8,992
Operating lease right-of-use assets	4,611	5,248
Other non-current assets	385	400
TOTAL ASSETS	$166,147	$190,506

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,141	$3,198
Accrued liabilities and other	10,189	12,353
Operating lease liabilities, current portion	1,342	1,339
Total current liabilities	16,672	16,890
Long-term borrowings	35,075	34,973
Operating lease liabilities, net of current portion	3,529	4,166
Other long-term liabilities	38	57
TOTAL LIABILITIES	55,314	56,086

Stockholders' Equity:
Common stock and additional paid-in capital	435,593	429,917
Accumulated other comprehensive income	32	352
Accumulated deficit	(331,772)	(295,849)
TOTAL STOCKHOLDERS’ EQUITY	110,833	134,420
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$166,147	$190,506